Filed pursuant to Rule 424(b)(8)

Registration Statement No. 333-262003

PROSPECTUS SUPPLEMENT NO. 9
(to Prospectus dated February 9, 2022)

The Greenrose Holding Company Inc.

Up to 29,716,728 Shares of Common Stock

(including 17,910,000 shares of Common Stock issuable upon exercise of Warrants)
Up to 660,000 Warrants Exercisable for Common Stock

This prospectus supplement supplements the prospectus dated February 9, 2022 (as amended and supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262003) that was declared effective on February 9, 2022 (as amended with the Post-Effective Amendment No. 1 that was filed on June 10, 2022). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current reports on Form 8-K, filed with the SEC on February 13, 2023, January 30, 2023, and January 9, 2023 respectively (each a “Current Report”). Accordingly, we have attached such reports to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of (i) 17,910,000 shares of our common stock, $0.0001 par value per share (our “common stock”), issuable upon exercise of warrants to purchase Common Stock; (ii) 5,000,000 shares of common stock held by the former equity holders of Theraplant, LLC (“Theraplant”) in connection with the Theraplant Merger (defined below); (iii) 2,266,350 shares of our common stock held or that will be held by our sponsor, Greenrose Associates LLC (our “Sponsor”); (iv) 4,430,378 shares of our common stock issued to True Harvest, LLC in connection with the True Harvest Acquisition (defined below); (v) 88,000 shares of our common stock and 528,000 private warrants (the “private warrants”, which upon any sale will become public warrants) held by Imperial Capital, LLC, the representative of the underwriters in our initial public offering (“Imperial”); and (vi) 22,000 shares of our common stock and 132,000 Private warrants held by I-Bankers Securities, Inc, an underwriter in our initial public offering (“I-Bankers” and, together with Theraplant, our Sponsor and Imperial, the “Selling Stockholders”).

We are not selling any securities under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders, except with respect to amounts received by us upon exercise of the Warrants.

The Selling Stockholders may sell the shares of common stock and private warrants, as applicable, included in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section of the Prospectus entitled “Plan of Distribution.” Each of the Selling Stockholders is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Our common stock and our public warrants (our “Public Warrants) are traded on The Over The Counter “OTCQX” Market and “OTCQB” Market under the symbols “GNRS” and “GNRS.W,” respectively. On February 13, 2023, the closing price of our common stock was $0.69 per share and the closing price of our Public Warrants was $0.07 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus (as amended and supplemented from time to time) and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus and this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 15, 2023

UNITED STATES

SEURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2023

THE GREENROSE HOLDING COMPANY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-39217	84-2845696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Broadway
Amityville, NY	11701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 346-6270

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Units, each consisting of one share of common stock and one Pink redeemable warrant	OTC
Common stock, par value $0.0001 per share	OTCQX
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	OTCQB

Item 8.01 Other Events.

As The Greenrose Holding Company (the “Company”) previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2023, William Harley III and Greenrose Associates, LLC have filed a lawsuit in the Delaware Court of Chancery (the “Court of Chancery”), captioned Harley, et al. v. Falcon, et al., C.A. No. 2023-0131-PAF (Del. Ch.), seeking a determination by the Court of Chancery concerning the proper officeholders of the boards of directors of the Company and True Harvest Holdings, Inc., a wholly-owned subsidiary of the Company (“True Harvest”), pursuant to Section 225 of the Delaware General Corporation Law. On February 9, 2023, the Court of Chancery issued an order to preserve the status quo at the Company pending resolution of the litigation (the “Status Quo Order”). Nothing in the Status Quo Order, however, governs or otherwise impedes the governance or management of True Harvest or any other subsidiary of the Company.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENROSE HOLDING COMPANY INC.

Date: February 13, 2023	By:	/s/ Timothy Bossidy
	Name:	Timothy Bossidy
	Title:	Interim Chief Executive Officer

2

UNITED STATES

SEURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2023

THE GREENROSE HOLDING COMPANY INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39217	84-2845696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Broadway
Amityville, NY	11701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 346-6270

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Units, each consisting of one share of common stock and one Pink redeemable warrant	OTC
Common stock, par value $0.0001 per share	OTCQX
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	OTCQB

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 25, 2023, The Greenrose Holding Company Inc. (the “Company”) received a purported action by written consent signed by Greenrose Associates, LLC, YA II PN, Ltd., and True Harvest LLC, dated January 24, 2023, seeking to remove all of the current members of the Company’s Board of Directors (the “Board”) and appointing William Harley III, Daniel Harley, Jared Penman, Dieter Gable, and Brad Cooke as the directors of the Company (the “Purported Stockholder Consent”) and notice of certain other purported actions resulting therefrom. Greenrose Associates, LLC, YA II PN, Ltd., and True Harvest LLC state that they collectively own approximately 58.956% of Greenrose’s outstanding common stock.

The Company believes that the Purported Stockholder Consent and the other purported actions are invalid. Accordingly, the Company believes that the removal of the current members of the Board on January 24, 2023 was not effective and the Board continues to consist of John Falcon, Steven Cummings, John Torrance, III, Benjamin Rose, Jarom Fawson, Thomas Lynch, Brendan Sheehan, William Harley III, and Daniel Harley, who will continue in office until the earlier of their resignation or their successors are duly elected in accordance with Delaware law and the Company’s Certificate of Incorporation and Amended and Restated Bylaws, adopted on October 3, 2022.

The Company also intends to file an Information Statement on Schedule 14C (the "Information Statement") pursuant to Regulation 14C and Rule 14c-2 of the Securities Exchange Act of 1934, as amended, in order to provide stockholders with required information regarding the Purported Stockholder Consent. The Company believes the Purported Stockholder Consent is invalid under Delaware law. The Company further notes that controlling federal law and SEC rules require 20 days’ notice after the Information Statement is distributed to stockholders before any written consent by the stockholders could be considered valid.

Item 7.01 Regulation FD Disclosure.

On January 26, 2023, a hearing was held on the Emergency Application for Appointment of a Receiver, filed by Next Step Advisors, LLC, a Nevada limited liability company doing business in Maricopa County, Arizona, M. Sipolt Marketing, LLC, an Arizona limited liability company doing business in Maricopa County, Arizona, Sabertooth Investments, LLC, a Delaware limited liability company doing business in Maricopa County, Arizona, True Harvest, LLC, an Arizona limited liability company doing business in Maricopa County, Arizona (each a “Plaintiff” and collectively, the “Plaintiffs”), before the Superior Court of the State of Arizona in and for the County of Maricopa, which Emergency Application was previously disclosed by the Company on November 15, 2022. On January 26, 2023, the court denied Plaintffs’ request for appointment of an interim receiver.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENROSE HOLDING COMPANY INC.

Date: January 30, 2023	By:	/s/ Tim Bossidy
	Name:	Tim Bossidy
	Title:	Interim Chief Executive Officer

2

UNITED STATES

SEURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2023

THE GREENROSE HOLDING COMPANY INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39217	84-2845696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Broadway
Amityville, NY	11701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 346-5270

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Units, each consisting of one share of common stock and one redeemable warrant	OTC
Common stock, par value $0.0001 per share	OTCQX
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	OTCQB

Item 8.01 Other Events.

Extension of the Marketing Period

As previously disclosed, on November 10, 2022, the Company entered into that certain Transaction Support Agreement, Amendment No. 2 to Credit Agreement and Forbearance Agreement (collectively, the “Transaction Agreements”) with the Consenting Lenders to the Credit Agreement dated November 26, 2021, and DXR Finance, LLC as Agent. As contemplated by the Transaction Agreements, the Company has been engaged in a process to market the Company (and its subsidiaries) and their assets (the “Marketing Process”, and the period of the Marketing Process, the “Marketing Period”). As of the date hereof, the Marketing Process is continuing, and the Agent and Consenting Lenders have consented to the Marketing Period continuing through January 30, 2023. The Marketing Period may be further extended by the Company with the consent of the Agent and Consenting Lenders.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENROSE HOLDING COMPANY INC.

Date: January 9, 2023	By:	/s/ Tim Bossidy
	Name:	Tim Bossidy
	Title:	Interim Chief Executive Officer

2